UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to
Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
August 28, 2012

WRIGHT MEDICAL GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-32833	13-4088127
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

5677 Airline Road		38002
Arlington, Tennessee		(Zip code)
(Address of principal executive offices)
(901) 867-9971
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Indenture and the Notes
On August 31, 2012, Wright Medical Group, Inc. (the “Company”) issued $300 million aggregate principal amount of its 2.00% Cash Convertible Senior Notes due 2017 (the “Notes”) pursuant to an indenture, dated as of August 31, 2012 (the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee. The Notes will pay interest semi-annually on each February 15 and August 15 at an annual rate of 2.00%, and will mature on August 15, 2017 unless earlier converted or repurchased. The Notes will be convertible, during certain periods and subject to certain conditions as described below, solely into cash. The initial conversion rate for the Notes will be 39.3140 shares of the Company's common stock per $1,000 principal amount of the Notes, which is equal to an initial conversion price of approximately $25.44 per share of the Company's common stock. The conversion rate and conversion price of the Notes will be subject to anti-dilution and other adjustments in certain circumstances as described in the Indenture.

Prior to the close of business on the business day immediately preceding February 15, 2017, holders may surrender their Notes for conversion solely into cash, in multiples of $1,000 principal amount, upon satisfaction of one or more of the following circumstances:

•
during any calendar quarter commencing after the calendar quarter ending on December 31, 2012 (and only during such calendar quarter), if the last reported sale price of the Company's common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day;

•
during the five business day period after any five consecutive trading day period in which the trading price (as defined in the Indenture) per $1,000 principal amount of Notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of the Company's common stock and the conversion rate on each such trading day; or

•	upon the occurrence of specified corporate events.

On or after February 15, 2017 until the close of business on the second scheduled trading day immediately preceding the maturity date holders may convert their Notes, in multiples of $1,000 principal amount, solely into cash at the option of the holder regardless of the foregoing circumstances.
If the Company undergoes a fundamental change (as defined in the Indenture), subject to certain conditions, holders of the Notes will have the option to require the Company to repurchase for cash all or a portion of their Notes at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date (as defined in the Indenture). In addition, following certain corporate transactions, the Company, under certain circumstances, will pay a cash make-whole premium by increasing the applicable conversion rate for a holder that elects to convert its Notes in connection with such corporate transaction.
The Indenture provides for customary events of default. In the case of an event of default arising from specified events of bankruptcy or insolvency, all outstanding Notes will become due and payable immediately without further action or notice. If any other event of default under the Indenture occurs or is continuing, the Trustee or holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all of the Notes to be due and payable immediately. In certain circumstances and as described in the Indenture, if the Company fails to timely file certain documents or reports required under the Securities Exchange Act of 1934, as amended, additional interest will accrue on the Notes during the period in which its failure to file has occurred and is continuing. In addition, if, and for so long as, the restrictive legend on the Notes has not been removed, the Notes are assigned a restricted CUSIP or the Notes are not otherwise freely tradable by holders of the Notes (other than the Company's affiliates) as of the 365th day after the last date of original issuance of the Notes, the Company will pay additional interest on the Notes until such restrictive legend is removed, the Notes have been assigned an unrestricted CUSIP and the Notes are otherwise freely tradable (as described above).
The foregoing description of the Indenture and the Notes does not purport to be complete and is qualified in its entirety by reference to the Indenture and the form of the Notes, which are filed as Exhibit 4.1 to this Current Report on Form 8-K and are incorporated herein by reference.
Additional Convertible Note Hedge and Warrant Transactions
On August 28, 2012, the Company entered into additional convertible note hedging transactions with the three counterparties, Bank of America, N.A., Deutsche Bank AG, London Branch and Wells Fargo Bank, National Association (the “Option Counterparties”), who were party to the base convertible note hedging transactions on August 23, 2012.  The additional convertible note hedging transactions, which are cash-settled, are intended to reduce the Company's exposure to potential cash payments that it is required to make upon conversion of the Notes in excess of the principal amount of converted Notes if the Company's stock price exceeds the conversion price. The Company also entered into additional warrant transactions in which it sold warrants for an aggregate of 1,572,560 shares (not including the 10,221,640 shares pursuant to the base convertible note hedging transactions) of its common stock to the Option Counterparties. The strike price of the additional warrants will initially be $29.925 per share, which is 50% above the last reported sale price of the Company's common stock on August 22, 2012.  The additional warrants are exercisable over the 100 trading day period beginning on November 15, 2017. The additional warrant transactions will have a dilutive effect to the extent that the market value per share of the Company's common stock during such period exceeds the applicable strike price of the additional warrants. The Company paid the Option Counterparties for the additional convertible note hedging transactions, approximately $7.5 million and received approximately $4.6 million from the Option Counterparties for the additional warrants, resulting in a net cost to the Company of approximately $2.9 million.
Aside from the initial payment of a premium to the Option Counterparties of approximately $56.2 million, the Company will not be required to make any cash payments to the Option Counterparties under the base and additional convertible note hedging transactions (together, the "convertible note hedging transactions") and will be entitled to receive from the Option Counterparties cash, generally equal to the amount by which the market price per share of common stock exceeds the strike price of the convertible note hedging transactions during the relevant valuation period. The strike price under the convertible note hedging transactions is equal to the then-effective conversion price of the Notes. Additionally, if the market value per share of the Company's common stock exceeds the strike price on any day during the 100 trading day measurement period under the base and additional warrant transaction, the Company will be obligated to issue to the Option Counterparties a number of shares equal in value to one percent of the amount by which the then-current market value of one share of Company common stock exceeds the then-effective strike price of each warrant, multiplied by the number of shares of common stock into which the Notes are then convertible at or following maturity. The Company will not receive any additional proceeds if warrants are exercised.
The foregoing description of the additional convertible note hedging transactions and additional warrant transactions is qualified in its entirety by reference to the additional call option transaction confirmations relating to the additional convertible note hedging transactions and the additional warrants confirmations relating to the additional warrant transactions with each of the three Option Counterparties, which are filed as Exhibits 10.1 through 10.6 to this Current Report on Form 8-K and are incorporated herein by reference.
Item 1.02 Termination of a Material Definitive Agreement
With approximately $130 million of the net proceeds from the offering of the Notes, the Company repaid currently outstanding indebtedness under the delayed draw term loan under its amended and restated revolving credit agreement (the “Senior Credit Facility”), dated February 10, 2011, among the Company, as borrower, the Company's U.S. subsidiaries, as guarantors, the lenders named therein, Bank of America, N.A. as administrative agent, SunTrust Bank and Wells Fargo Bank, N.A. as co-syndication agents and U.S. Bank National Association, as documentation agent. After repaying the delayed draw term loan, the Company terminated the Senior Credit Facility.

The Senior Credit Facility had revolver availability of $200 million and availability in a delayed draw term loan of up to $150 million. The total availability could have been increased by up to an additional $100 million at the Company's request and subject to the agreement of the lenders. Borrowings under the Senior Credit Facility bore interest at the sum of a base rate or a Eurodollar rate plus an applicable margin that ranged from 0.0% to 2.75%, depending on the type of loan and The Company's consolidated leverage ratio. The term of the Senior Credit Facility would have extended through February 10, 2016.

Affiliates of each of the initial purchasers of the Notes were lenders under the Senior Credit Facility. In addition, an affiliate of SunTrust Robinson Humphrey, Inc. acted as a syndication agent, lead arranger and book manager under the Senior Credit Facility and an affiliate of U.S. Bancorp Investments, Inc. acted as the documentation agent under the Senior Credit Facility.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under Item 1.01 of this Current Report on Form 8-K with respect to the Notes is incorporated by reference herein.
Item 3.02 Unregistered Sales of Equity Securities
As described in Item 1.01 of this Current Report on Form 8-K, which is incorporated herein by reference, on August 28, 2012, the Company entered into additional warrant transactions with each of the Option Counterparties. Pursuant to the additional warrant transactions, the Company issued warrants to purchase an additional 1,572,560 shares with a strike price of

$29.925 per share. The number of shares issuable upon exercise of the warrants and the strike price are subject to adjustment under certain circumstances described in the additional warrants confirmations. The Company offered and sold the warrants in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. Neither the warrants nor the underlying shares of common stock (issuable in the event the market price per share of the common stock exceeds the strike price of the warrants on the date the warrants are exercised) have been registered under the Securities Act. Neither the warrants nor such underlying shares of common stock may be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description

4.1	Indenture, dated as of August 31, 2012, between Wright Medical Group, Inc. and The Bank of New York Mellon Trust Company, N.A. (including the Form of the 2.00% Cash Convertible Senior Note due 2017).

10.1	Additional Call Option Transaction Confirmation, dated as of August 28, 2012, between Wright Medical Group, Inc. and Bank of America, N.A.

10.2	Additional Call Option Transaction Confirmation, dated as of August 28, 2012, between Wright Medical Group, Inc. and Deutsche Bank AG, London Branch, through its agent Deutsche Bank Securities Inc.

10.3
Additional Call Option Transaction Confirmation, dated as of August 28, 2012, between Wright Medical Group, Inc. and Wells Fargo Bank, National Association through its agent Wells Fargo Securities, LLC

10.4	Additional Warrants Confirmation, dated as of August 28, 2012, between Wright Medical Group, Inc. and Bank of America, N.A.

10.5	Additional Warrants Confirmation, dated as of August 28, 2012, between Wright Medical Group, Inc. and Deutsche Bank AG, London Branch, through its agent Deutsche Bank Securities Inc.

10.6	Additional Warrants Confirmation, dated as of August 28, 2012, between Wright Medical Group, Inc. and Wells Fargo Bank, National Association through its agent Wells Fargo Securities, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WRIGHT MEDICAL GROUP, INC.

Dated: September 4, 2012	By:	/s/ Robert J. Palmisano
Robert J. Palmisano
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1	Indenture, dated as of August 31, 2012, between Wright Medical Group, Inc. and The Bank of New York Mellon Trust Company, N.A. (including the Form of the 2.00% Cash Convertible Senior Note due 2017).

10.1	Additional Call Option Transaction Confirmation, dated as of August 28, 2012, between Wright Medical Group, Inc. and Bank of America, N.A.

10.2	Additional Call Option Transaction Confirmation, dated as of August 28, 2012, between Wright Medical Group, Inc. and Deutsche Bank AG, London Branch, through its agent Deutsche Bank Securities Inc.

10.3
Additional Call Option Transaction Confirmation, dated as of August 28, 2012, between Wright Medical Group, Inc. and Wells Fargo Bank, National Association through its agent Wells Fargo Securities, LLC

10.4	Additional Warrants Confirmation, dated as of August 28, 2012, between Wright Medical Group, Inc. and Bank of America, N.A.

10.5	Additional Warrants Confirmation, dated as of August 28, 2012, between Wright Medical Group, Inc. and Deutsche Bank AG, London Branch, through its agent Deutsche Bank Securities Inc.

10.6	Additional Warrants Confirmation, dated as of August 28, 2012, between Wright Medical Group, Inc. and Wells Fargo Bank, National Association through its agent Wells Fargo Securities, LLC